EXHIBIT 10.1

SIXTH AMENDMENT TO

CITRIX SYSTEMS, INC.

AMENDED AND RESTATED

2005 EQUITY INCENTIVE PLAN

WHEREAS, Citrix Systems, Inc. (the “Company”) desires to amend the Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan (as amended and in effect, the “Plan”) to increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 7,000,000 shares of Common Stock (the “Plan Amendment”); and

WHEREAS, on March 1, 2013, subject to stockholder approval, the Compensation Committee of the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 15 of the Plan, the Plan is hereby amended as follows:

1.	Section 4 of the Plan is hereby amended by deleting the second sentence of the first paragraph thereof in its entirety and substituting the following in lieu thereof:

“In addition to the foregoing, at no time shall the number of shares of Stock issued pursuant to Restricted Stock, Restricted Stock Units, Performance Units or Stock Grants exceed 16,000,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan.”

2.	The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2013 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.